YUMANITY THERAPEUTICS, INC.
40 GUEST STREET, SUITE 4410
BOSTON, MA 02135

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [TBD], 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/YMTX2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [TBD], 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89433-S51835

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YUMANITY THERAPEUTICS, INC.

The Board of Directors recommends you vote <u>FOR ALL PROPOSALS</u>:

	For	Against	Abstain
1. To approve the issuance of shares of Yumanity Therapeutics, Inc. ("Yumanity") common stock to the Kineta, Inc. ("Kineta") securityholders in accordance with the terms of the Agreement and Plan of Merger, dated as of June 5, 2022 (the "Merger Agreement"), by and among Yumanity, Yacht Merger Sub, Inc. and Kineta, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus/information statement, and the change of control resulting from the merger.	☐	☐	☐
2. To approve the amendment to the certificate of incorporation of Yumanity to effect a reverse stock split of Yumanity common stock, at a ratio of one (1) new share for every five (5) to twenty (20) shares of outstanding Yumanity common stock, with the exact ratio and effective time of the reverse stock split of Yumanity common stock to be determined by the Yumanity board of directors and publicly announced by press release (the "Yumanity Reverse Stock Split"), in the form attached as Annex B to the accompanying proxy statement/prospectus/information statement.	☐	☐	☐
3. To approve, for purposes of Nasdaq Listing Rule 5635, the issuance of 14,354,067 shares of Yumanity common stock for a purchase price of $2.09 per share (in each case subject to adjustment for any stock split, recapitalization or reverse stock split (including the Yumanity Reverse Stock Split) effected prior to the offering), to certain institutional investors in a private placement for gross proceeds of approximately $30.0 million.	☐	☐	☐
4. To approve the Asset Purchase Agreement, dated as of June 5, 2022, by and between Yumanity and Janssen Pharmaceutica NV (the "Asset Purchase Agreement"), a copy of which is attached as Annex E to the accompanying proxy statement/prospectus/information statement.	☐	☐	☐
5. To approve the Kineta, Inc. 2022 Equity Incentive Plan.	☐	☐	☐
6. To consider and vote upon a proposal to approve, on a non-binding advisory vote basis, compensation that will or may become payable by Yumanity to its named executive officers in connection with the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement.	☐	☐	☐
7. To consider and vote upon an adjournment of the Yumanity special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Yumanity Proposal Nos. 1, 2, 3 or 4.	☐	☐	☐

NOTE: To transact such other business as may properly come before the stockholders at the Special Meeting or at any and all adjournments or postponements thereof.

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement on Form S-4 is available at www.proxyvote.com.

D89434-S51835

Yumanity Therapeutics, Inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints each of Richard Peters, M.D., Ph.D. and Michael Wyzga with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Yumanity Therapeutics, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/YMTX2022SM on [TBD], 2022 at [TBD] Eastern Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. **If no specification is made, such shares shall be voted FOR all Proposals. The proxies will vote in their discretion on any other business as may properly come before the meeting and any adjournment thereof.** Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)